EXHIBIT 10.66

Scripps Executive Deferred Compensation Plan

Effective July 1, 2004

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Scripps Executive Deferred Compensation Plan

ARTICLE 1. INTRODUCTION

Effective as of July 1, 2004, The E.W. Scripps Company has adopted the Scripps Executive Deferred Compensation and Savings Restoration Plan (the “Plan”) for the benefit of certain key executives of The E.W. Scripps Company and its related business entities (collectively, the “Company”).

The Plan is intended to provide the Company’s key executives with enhanced ability to plan their financial futures by expanding their ability to defer compensation. The Plan allows key executives to defer this compensation to a time that is better suited for their financial needs.

The Plan also is intended to provide the Company’s key executives with the opportunity to accumulate deferred compensation that cannot be accumulated under the Scripps Retirement & Investment Plan (the “Basic Plan”) because Basic Contributions under the terms of the Basic Plan are limited to six percent (6%) of Compensation (or such other percentage of Compensation as the Basic Plan may from time to time specify).

The Company intends, by adopting the Plan, to recognize the value of the past and present services of key executives and to encourage and assure their continued service with the Company by making more adequate provision for their future retirement security.

This Plan replaces the 1997 Deferred Compensation and Phantom Stock Plan for Senior Officers and Selected Employees (Effective May 22, 1997), as well as the Scripps Executive Savings Restoration Plan (Effective May 1, 1999). Collectively these plans are referred to as the “Prior Plans.” The Prior Plans hereby are terminated, rescinded and superseded by this Plan for all participants therein who are Eligible Employees under this Plan, effective at such time as the deferrals under the Prior Plans have been credited to Accounts under this Plan as described in Section 8.1(b) of this Plan. Definitions

1.1	“Account” means the balance credited to a Participant’s or Beneficiary’s Plan bookkeeping account, including contribution credits and deemed income, gains, and losses credited thereto. A Participant’s or Beneficiary’s Account shall consist of a Deferral Contributions Subaccount, a Company Matching Contributions Subaccount and/or a Company Elective Contributions Subaccount. Accounts are further described in Article 8.

1.2	“Base Compensation” means “Compensation” as defined in the Basic Plan, but without regard to the dollar limits therein prescribed by reason of Code Section 401(a)(17).

1.3	“Base Deferrals” means deferrals from Base Compensation, as described in Section 4.2(a).

1.4	“Basic Plan” means the Scripps Retirement & Investment Plan, which hereby is incorporated by reference. Except to the extent otherwise indicated herein, and except to the extent otherwise inappropriate in the context, certain definitions contained in the Basic Plan are applicable under the Plan.

1.5	“Beneficiary” means any person or persons so designated in accordance with the provisions of Section 12.1.

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1.6	“Board” means the Board of Directors of The E. W. Scripps Company or any successor.

1.7	“Bonus Compensation” means bonuses earned during a Plan Year that become payable in the following Plan Year under the Company’s annual executive bonus plan.

1.8	“Bonus Deferrals” means deferrals from Bonus Compensation, as described in Section 4.2(b).

1.9	“Change in Control” means the occurrence of any of the following with respect to The E.W. Scripps Company:

(a)	Any Person becomes a Beneficial Owner of a majority of the outstanding Common Voting Shares, $.01 par value, of The E.W. Scripps Company (or shares of capital stock of The E.W. Scripps Company with comparable or unlimited voting rights), excluding, however, The Edward W. Scripps Trust (the “Scripps Trust”) and the trustees thereof, and any Person that is or becomes a party to the Scripps Family Agreement, dated October 15, 1992, as amended currently and as it may be amended from time to time in the future (the “Family Agreement”); or

(b)	Assets of the The E.W. Scripps Company accounting for 90% or more of its revenues are disposed of pursuant to a merger, consolidation, sale, or plan of liquidation and dissolution (unless the Scripps Trust or the parties to the Family Agreement have Beneficial Ownership of, directly or indirectly, a controlling interest (defined as owning a majority of the voting power) in the entity surviving such merger or consolidation or acquiring such assets upon such sale or in connection with such plan of liquidation and dissolution).

In addition to the foregoing, Change in Control also means the occurrence of the following with respect to a particular Subsidiary of The E.W. Scripps Company or division of such Subsidiary, but only with respect to Participants employed by that particular Subsidiary or division:

(c)	Any Person, other than The E.W. Scripps Company or an Affiliate, acquires Beneficial Ownership of securities of a particular Subsidiary having at least fifty percent (50%) of the voting power of such Subsidiary’s then outstanding securities; or

(d)	A Subsidiary sells to any Person, other than The E.W. Scripps Company or an Affiliate, all or substantially all of the assets of a particular division of such Subsidiary.

For purposes of this Section 2.10, “Person” has the meaning provided in section 3(a)(9) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and as used in sections 13(d) and 14(d) of the Exchange Act, including a “group” within the meaning of section 13(d) of the Exchange Act; “Beneficial Ownership” and “Beneficial Owner” have the meanings provided in Rule 13d-3 promulgated under the Exchange Act; “Subsidiary” means a corporation or other entity of which outstanding shares or interests representing fifty percent (50%) or more of the combined voting power of such corporation or entity are owned directly or indirectly by The E.W. Scripps Company; and

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“Affiliate” means any Person controlling or under common control with The E.W. Scripps Company or any Person of which The E.W. Scripps Company directly or indirectly has Beneficial Ownership of securities having a majority of the voting power.

1.10	“Code” means the Internal Revenue Code of 1986, as amended.

1.11	“Committee” means the Plan Committee, as selected by the Board or its designee, and whose membership is appointed or removed by the Board or its designee. The Committee is further described in Article 14.

1.12	“Company” means The E. W. Scripps Company, or any other related business entity that, with the consent of the Committee, becomes a participating employer in the Plan, including successors or assigns of the foregoing.

1.13	“Company Elective Contributions” means any contributions deemed made by the Company pursuant to Article 6.

1.14	“Company Elective Contributions Subaccount” means the portion of an Account credited with Company Elective Contributions for a given Participant, adjusted for gains and losses.

1.15	“Company Matching Contributions” means the contributions deemed made by the Company pursuant to Article 5.

1.16	“Company Matching Contributions Subaccount” means the portion of an Account credited with Company Matching Contributions for a given Participant (including like amounts transferred pursuant to Section 8.1(b) from the Prior Plans), adjusted for gains and losses.

1.17	“Deferral Contributions” means the combined Base Deferrals and Bonus Deferrals made pursuant to Article 4.

1.18	“Deferral Contributions Subaccount” means the portion of an Account credited with Deferral Contributions for a given Participant (including like amounts transferred pursuant to Section 8.1(b) from the Prior Plans), adjusted for gains and losses.

1.19	“Effective Date” means July 1, 2004.

1.20	“Eligible Employee” means, for any Plan Year (or applicable portion thereof), a person employed by the Company who meets the following requirements: (i) is eligible to participate in The E.W. Scripps Company Amended and Restated 1997 Long-Term Incentive Plan (excluding awards issued through the President’s Club or any similar program); (ii) is eligible to participate in the Basic Plan with respect to such Plan Year; and (iii) has Base Compensation in excess of the Code Section 401(a)(17) limit with respect to such Plan Year. Eligible Employee also includes (iv) any person employed by the Company on the Effective Date who then is eligible to participate in any Prior Plan and who actually deferred compensation into a Prior Plan after January 1, 1999; or (v) any other management or highly compensated employee of the Company approved by the Committee.

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1.21	“Entry Date” with respect to an Eligible Employee means the first day of each Plan Year, and such other date or dates as Committee shall specify. In addition, in the case of an individual who is newly hired by the Company on or after January 1 and prior to September 1 of a given Plan Year, his/her initial Entry Date shall be the first day of the month on which he/she is eligible to participate in the Basic Plan, provided he/she then satisfies all requirements to be an Eligible Employee, but any individual impacted by this sentence must make his/her election of any Bonus Deferrals within thirty (30) days of his/her initial date of hire notwithstanding any contrary provision of the Plan.

1.22	“Investment Fund(s)” means any fund(s) to which the Committee allows Eligible Employees to nominally allocate their Accounts. Investment Funds are further described in Article 9.

1.23	“Participant” means any person so designated in accordance with the provisions of Article 3, including, where appropriate according to the context of the Plan, any former Eligible Employee who is or may become (or whose Beneficiary may become) eligible to receive a benefit under the Plan.

1.24	“Participant Enrollment and Election Form” means the form on which a Participant elects to defer Base Compensation and/or Bonus Compensation hereunder and on which the Participant makes certain other designations as required thereon.

1.25	“Plan” means the Scripps Executive Deferred Compensation and Savings Restoration Plan as set forth herein and as from time to time in effect.

1.26	“Plan Year” means the twelve (12) month period ending each December 31 during which the Plan is in effect, except that the first Plan Year shall commence on the Effective Date and end on December 31, 2004.

1.27	“Prior Plan(s)” means the two deferred compensation plans that are superseded by this Plan, which are the 1997 Deferred Compensation and Phantom Stock Plan for Senior Officers and Selected Employees and the Scripps Executive Savings Restoration Plan.

1.28	“Trust” means the trust fund, if any, established pursuant to Article 13 of the Plan.

1.29	“Trustee” means the trustee named in the agreement establishing any Trust, and such successor and/or additional trustee(s) as may be named pursuant to the terms of the agreement establishing any Trust.

1.30	“Valuation Date” means such date or dates as the Committee, in its sole discretion, designates as a Valuation Date, provided that such dates shall occur no less frequently than quarterly as of the last business day of each calendar quarter.

1.31	In addition to the foregoing, certain other terms of more limited usage may be defined in other Articles of the Plan. All terms defined in the Plan are designated with initial capital letters.

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1.32	Whenever appropriate, words used herein in the singular may be read as the plural and the plural may be read as the singular. Unless otherwise clear from the context, words used herein in the masculine shall also be deemed to include the feminine.

ARTICLE 2. ELIGIBILITY AND PARTICIPATION

2.1	REQUIREMENTS.

(a)	Every Eligible Employee on the Effective Date shall be eligible to become a Participant on the Effective Date. Every other person who becomes an Eligible Employee after the Effective Date shall be eligible to become a Participant on the first Entry Date occurring on or after the date on which he or she becomes an Eligible Employee. No individual shall become a Participant, however, if he/she is not an Eligible Employee on the date his/her participation is to begin.

(b)	In order to participate as of a specified Entry Date, an Eligible Employee must make written application by filing with the Committee, within such time period as the Committee shall specify, a Participant Enrollment and Election Form on which the Eligible Employee shall:

(i)	Elect to become a Plan Participant;

(ii)	Elect a rate of Base Deferrals as provided in Article 4;

(iii)	Elect a rate of Bonus Deferrals as provided in Article 4;

(iv)	Designate a Beneficiary as provided in Section 12.1;

(v)	Specify the method of payment (and, in the case of Bonus Deferrals, the time of payment), pursuant to Section 11.2, of Plan benefits; and

(vi)	Agree to the terms of the Plan.

(c)	An Eligible Employee who chooses not to participate in the Plan when first eligible to do so shall waive participation by so specifying on the Participant Enrollment and Election Form.

(d)	Within such time period before any subsequent Entry Date as the Committee shall specify, an Eligible Employee who previously elected to participate may, as of such subsequent Entry Date, elect to:

(i)	Change his/her rate of Base Deferrals or Bonus Deferrals as provided in Section 4.1 for subsequent Plan Years;

(ii)	Specify a new method of payment (and, in the case of Bonus Deferrals, a new time of payment), pursuant to Section 11.2, of Plan benefits attributable to Base Deferrals or Bonus Deferrals for subsequent Plan Years; and/or

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(e)	Change his/her Beneficiary designation as provided in Section 12.1.

2.2	CHANGE OF EMPLOYMENT CATEGORY. During any period in which a Participant remains in the employ of the Company, but ceases to be an Eligible Employee, he/she shall not be eligible to make Deferral Contributions hereunder, or have Company Matching Contributions or Company Elective Contributions made on his/her behalf. However, his/her Account shall continue to be revalued in accordance with Article 8.

ARTICLE 3. PARTICIPANT DEFERRAL CONTRIBUTIONS

3.1	IRREVOCABLE ELECTION. A Participant may elect, pursuant to a salary reduction agreement as hereinafter provided, to reduce the amount of Base Compensation and/or Bonus Compensation that he/she would otherwise receive as taxable pay for the Plan Year with respect to which the salary reduction agreement relates and have the Company credit an equivalent amount to such Participant’s Deferral Contributions Subaccount. Elections to defer Base Compensation and/or Bonus Compensation with respect to a given Plan Year shall be made only by Eligible Employees and shall be effectuated by filing with the Committee a Participant Enrollment and Election Form within such period before the beginning of such Plan Year as the Committee shall specify. Once the particular Plan Year specified on the election form has begun, the salary reduction election with respect to such Plan Year shall become irrevocable.

3.2 CHOICE OF CONTRIBUTION RATES.

(a)	Unless the Committee otherwise specifies, an Eligible Employee may choose to make Base Deferrals for the specified Plan Year at a rate not to exceed fifty percent (50%) of Base Compensation. A Participant may not make Base Deferrals for a given Plan Year unless he/she also has elected to contribute the maximum amount allowable as a Basic Contribution to the Basic Plan for that Plan Year.

(b)	Unless the Committee otherwise specifies, an Eligible Employee may choose to make Bonus Deferrals for the specified Plan Year at a rate not to exceed one hundred percent (100%) of Bonus Compensation.

(c)	Except as allowed in Section 4.2(d), an Eligible Employee’s Base Deferral and Bonus Deferral elections must total at least $5,000 in a Plan Year; otherwise, no deferrals for that Plan Year may be made.

(d)	Notwithstanding Section 4.2(c), an Eligible Employee may elect to make only Base Deferrals sufficient to receive up to the maximum Company Matching Contributions for a given Plan Year, as described in Section 5.2(b).

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(e)	Deferral Contributions shall be deducted by the Company from the pay of an Eligible Employee, and an equivalent amount shall be credited to his/her Deferral Contributions Subaccount as of the last day of the month with respect to which such amounts would have been paid to the Eligible Employee if he/she had not made a deferral election.

ARTICLE 4. COMPANY MATCHING CONTRIBUTIONS

4.1	ELIGIBILITY. An Eligible Employee with at least one Year of Service under the Basic Plan will have Company Matching Contributions credited to his/her Company Matching Contributions Subaccount for each month that he/she makes Base Deferrals. Notwithstanding the foregoing, if a Participant is ineligible for any reason to receive Employer Contribution credits under the Basic Plan for a given period, no credits shall be made to his/her Company Matching Contributions Subaccount with respect to any Base Deferrals for the corresponding period.

4.2	AMOUNT.

(a)	Except as limited by Section 5.2(b), the amount credited to an eligible Participant’s Company Matching Contributions Subaccount shall equal fifty percent (50%) of his/her Base Deferrals.

(b)	The maximum amount credited to an eligible Participant’s Company Matching Contributions Subaccount for a given period shall not exceed three percent (3%) of the Participant’s Base Compensation for that period, reduced by the amount of his/her Employer Contribution credits under the Basic Plan for said period.

(c)	Company Matching Contributions shall be credited to the Participant’s Company Matching Contributions Subaccount at the end of the month in which the corresponding Base Deferrals are credited to the Participant’s Deferral Contributions Subaccount.

ARTICLE 5. COMPANY ELECTIVE CONTRIBUTIONS

5.1	GENERAL. The Company, in its sole discretion, may credit Company Elective Contributions to the Company Elective Contributions Subaccount of any Participant at any time(s). Any and all determinations as to whether Company Elective Contributions shall be made, the amount of such contributions, and all other matters relating thereto, shall be made by the Board or the Committee. Nothing in this Plan shall require any Company Elective Contributions ever to be made.

ARTICLE 6. VESTING

6.1	GENERAL. A Participant shall always be one hundred percent (100%) vested in that portion of his/her Account consisting of the Deferral Contributions Subaccount and the Company Matching Contributions Subaccount. Any portion of the Account consisting of the Company Elective Contributions Subaccount shall vest in accordance with the terms

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specified by the Board or the Committee at the time such Company Elective Contributions were deemed made.

ARTICLE 7. ACCOUNTS

7.1 ACCOUNTS.

(a)	The Company will maintain on its books, as necessary, a Deferral Contributions Subaccount, a Company Matching Contributions Subaccount and a Company Elective Contributions Subaccount for each Participant to which shall be credited, as appropriate, Deferral Contributions under Article 4, Company Matching Contributions under Article 5, Company Elective Contributions under Article 6, and deemed investment earnings and/or losses as provided in Section 8.2. Amounts due to Base Deferrals and Bonus Deferrals in the Deferral Contributions Subaccount shall be accounted for separately. There also shall be separate accounting, if and to the extent necessary, to track differing elections by a Participant with respect to the commencement date or method of payment of different annual deferral/credit elections.

(b)	Amounts deemed to be transferred to this Plan from the Prior Plans shall be credited to a Participant’s Deferral Contributions Subaccount, if attributable to employee elected deferrals under the Prior Plans, or Company Matching Contributions Subaccount, if attributable to contributions deemed made by the Company under the Prior Plans. The election(s) in effect under the Prior Plans at the time such amounts are deemed to be transferred to this Plan shall remain in effect and control the commencement date and method of payment of benefits under this Plan attributable to amounts described in this Section 8.1(b).

(c)	All Accounts shall be bookkeeping accounts only, and all amounts credited thereto shall, prior to being distributed, in all events remain subject to the claims of the Company’s general creditors.

7.2	ADJUSTMENTS. As of each Valuation Date, each Account will be adjusted, with either an increase or a decrease, to reflect the deemed investment experience of the Account since the preceding Valuation Date. For this purpose, the Account will be adjusted to reflect the investment return under the Participant’s investment elections pursuant to Article 9.

7.3	ACCOUNTING FOR DISTRIBUTIONS. As of the date of any distribution hereunder, the distribution to a Participant or his/her Beneficiary shall be charged to such Participant’s Account.

ARTICLE 8. INVESTMENT FUNDS

8.1	GENERAL. Although no assets will be segregated or otherwise set aside with respect to a Participant’s Account, the amount that is ultimately payable to the Participant with respect to such Account shall be determined as if such Account had been invested in some or all of the Investment Funds. The Committee, in its sole discretion, shall adopt

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(and modify from time to time) such rules and procedures as it deems necessary or appropriate to implement the deemed investment of Participant Accounts. In the event no election has been made by a Participant, such Account will be deemed to be invested in an Investment Fund designated by the Committee which has the characteristics of a money market or other short term fixed income fund. Participants shall be able to reallocate their Accounts between the Investment Funds and reallocate amounts newly credited to their Accounts at such time and in such manner as the Committee shall prescribe.

ARTICLE 9. ENTITLEMENT TO BENEFITS

9.1	ELECTION OF COMMENCEMENT DATE OF BONUS DEFERRALS BY PARTICIPANT. At the time a Participant makes an election of Bonus Deferrals according to the provisions of Article 3, the Participant must elect the timing of commencement of benefits due to that deferral election. The participant may choose to receive such benefits at termination of employment or commencing at an earlier date certain. The date certain must be no earlier than three years after the close of the Plan Year to which the deferral agreement applies. At a Participant’s termination of employment, all amounts scheduled to commence at later dates certain shall be deemed to have been elected to commence at termination. Any benefits already in pay status due to earlier commencement shall continue to be paid according to the existing schedule prior to termination. Any amounts from separate Bonus Deferral elections for which the Participant has chosen benefits to commence at termination or at the same date certain shall be commingled for bookkeeping purposes unless they are to have different methods of payment. This Section 10.1 only is applicable to Bonus Deferrals; distribution of amounts attributable to Basic Deferrals are only distributed at termination of employment.

9.2	ELECTION OF METHOD OF PAYMENT BY PARTICIPANT. At the time the Participant makes an election according to the provisions of Article 3, the Participant must elect the method of payment of benefits due to that deferral election from among the alternatives described in Section 11.2.

9.3	CHANGE IN CONTROL. If a Change in Control occurs, the vested Account of each affected Participant as of the date of the Change in Control shall in all events be valued and payable in a lump sum in cash as soon as practicable thereafter.

9.4	SOURCE OF PAYMENTS. Any payment due hereunder shall be payable from general assets of the Company; provided, however, that if the Company later decides to establish a Trust to fund benefit payments hereunder, such payments by the Trust shall be made only to the extent there are assets in the Trust and any payment due under the Plan that is not paid by the Trust will be paid by the Company from its general assets.

ARTICLE 10. PAYMENT OF BENEFITS

10.1	CASH PAYMENTS. All payments under the Plan shall be made in cash.

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10.2	PAYMENT OPTIONS.

(a)	The payment option must be selected by the Eligible Employee when he or she first becomes a Participant as provided in Section 3.1. Different payment options then may be elected for deferrals in subsequent Plan Years, but previously elected options cannot be changed for prior deferrals. Different payment options also may be elected for Base Deferrals and Bonus Deferrals, and the election for Base Deferrals for a given Plan Year also shall be applicable to Company Matching Contributions for that Plan Year. The elected payment option shall provide for payment to the Participant of the vested value of his/her Account as set forth below:

(i)	Time of Distribution. As soon as administratively feasible pursuant to Article 10 after the Participant’s employment terminates with the Company for any reason (or, in the case of Bonus Deferrals, at an earlier fixed date (but at least three (3) years after the Plan Year applicable to the Bonus Deferral election), as specified by the Participant at the time of making his Bonus Deferral election).

(ii)	Form of Distribution. In a single lump sum, or in monthly installments, each as nearly equal as is reasonably possible, over a period of five (5), ten (10) or fifteen (15) years (as the Eligible Employee shall elect), commencing as soon as administratively feasible after the occurrence of the time of distribution described in Section 11.2(a)(i).

(b)	Notwithstanding the foregoing, if a Participant shall have failed to designate properly the manner of payment of the Participant’s benefit under the Plan, such payment will be in a lump sum as soon as practicable after the date of the Participant’s termination of employment.

(c)	Notwithstanding the foregoing, the Company shall have absolute discretion to accelerate any payout in the event of a Participant’s disability, death or severe hardship.

10.3	SMALL BALANCES. Any other provision of the Plan to the contrary notwithstanding, if at the time of a Participant’s termination of employment with the Company the value of his or her Account is not in excess of $25,000, an amount equal to such value shall be distributed in a cash lump sum as soon as practicable after the date of the Participant’s termination, regardless of any elections made by the Participant to the contrary.

ARTICLE 11. BENEFICIARIES; PARTICIPANT DATA

11.1 DESIGNATION OF BENEFICIARIES.

(a)	Each Participant from time to time may designate any person or persons (who may be named contingently or successively) to receive such benefits as may be payable under the Plan upon or after the Participant’s death, and such designation may be changed from time to time by the Participant by filing a new designation.

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However, if the Participant is legally married at the time of his/her death, any designation of a Beneficiary other than the person who is his or her legal spouse at the time of his or her death shall be void, and such legal spouse will be the sole Beneficiary, unless such legal spouse has consented to the designation of such other person as Beneficiary in a written, signed and notarized statement. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed in writing with the Committee or its designee during the Participant’s lifetime.

(b)	In the absence of a valid Beneficiary designation, or if, at the time any benefit payment is due to a Beneficiary, there is no living Beneficiary validly named by the Participant, then any such benefit payment shall be made to the Participant’s spouse, if then living, but otherwise to the person or persons designated as Beneficiary under the Basic Plan, or, if such person(s) is not then living, to the Participant’s then living descendants, if any, per stirpes, but, if none, to the Participant’s estate. In determining the existence or identity of anyone entitled to a benefit payment, the Committee may rely conclusively upon information supplied by the Participant’s personal representative, executor, or administrator. If a question arises as to the existence or identity of anyone entitled to receive a benefit payment as aforesaid, or if a dispute arises with respect to any such payment, then, notwithstanding the foregoing, the Committee, in its sole discretion, may cause such payment to be made to the Participant’s estate without liability for any tax or other consequences that might flow therefrom or may take such other action as the Committee deems to be appropriate.

11.2	INFORMATION TO BE FURNISHED BY PARTICIPANTS AND BENEFICIARIES; INABILITY TO LOCATE PARTICIPANTS OR BENEFICIARIES. Any communication, statement, or notice addressed to a Participant or to a Beneficiary at his or her last post office address as shown on the Company’s or Committee’s records shall be binding on the Participant or Beneficiary for all purposes of the Plan. The Company or Committee shall not be obliged to search for any Participant or Beneficiary beyond the sending of a registered letter to such last known address. If the Company or Committee notifies any Participant or Beneficiary that he/she is entitled to any amount under the Plan and the Participant or Beneficiary fails to claim such amount or make his/her location known to the Company or Committee within three (3) years thereafter, then, except as otherwise required by law, if the location of one or more of the next of kin of the Participant is known to the Company or Committee, the Committee may direct distribution of such amount to any one or more or all of such next of kin, and in such proportions as the Committee determines. If the location of none of the foregoing persons can be determined, the Committee shall have the right to direct that the amount payable shall be deemed to be a forfeiture, except that the dollar amount of the forfeiture, unadjusted for deemed gains or losses in the interim, shall be paid by the Company if a claim for the benefit subsequently is made by the Participant or the Beneficiary to whom it was payable. If a benefit payable to an unlocated Participant or Beneficiary is subject to escheat pursuant to applicable state law, the Company shall not be liable to any person for any payment made in accordance with such law.

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ARTICLE 12. THE TRUST

12.1	ESTABLISHMENT OF TRUST. The Company may, but is not required to establish a Trust to fund benefits hereunder. If it so chooses to establish a Trust, such Trust shall be established with the Trustee, pursuant to such terms and conditions as are set forth in the Trust agreement to be entered into between the Company and the Trustee. Any such Trust is intended to be treated as a grantor trust under the Code, and the establishment of the Trust is not intended to cause Participants to realize current income on amounts contributed thereto, and the Trust shall be so interpreted.

12.2	BENEFIT PAYMENTS IN ABSENCE OF TRUST. To the extent the Company chooses not to establish a Trust, benefit payments shall be made from the general assets of the Company (i.e., the general assets of the employer of the respective Participant).

ARTICLE 13. ADMINISTRATION

13.1	COMMITTEE. The Committee shall administer, construe, and interpret this Plan and shall determine, subject to the provisions of this Plan in a manner consistent with the administration of the Basic Plan, the Eligible Employees who shall participate in the Plan from time to time and the amount, if any, due a Participant (or his/her Beneficiary) under this Plan. No member of the Committee shall be liable for any act done or determination made in good faith. No member of the Committee who is a Participant in this Plan may vote on matters affecting his/her personal benefit under this Plan, but any such member shall otherwise be fully entitled to act in matters arising out of or affecting this Plan notwithstanding his/her participation herein. In carrying out its duties herein, the Committee shall have sole discretionary authority to exercise all powers and to make all determinations, consistent with the terms of the Plan, in all matters entrusted to it, and its determinations shall be given deference and shall be final and binding on all interested parties. It is intended that the Committee shall have the maximum discretionary authority possible under Firestone Tire and Rubber Company v. Bruch, 489 U.S. 101 (1989). Decisions by the Committee shall be made by majority vote of all members of the Committee.

13.2	CLAIMS PROCEDURE.

(a)	Notice of Claim. Any Participant or Beneficiary, or the duly authorized representative of a Participant or Beneficiary, may file with the Committee a claim for a Plan benefit. Such a claim must be in writing on a form provided by the Committee and must be delivered to the Committee, in person or by mail, postage prepaid. Within ninety (90) days (or forty-five (45) days if the claim relates to disability) after the receipt of such a claim, the Committee or its designee shall send to the claimant, by mail, postage prepaid, a notice of the granting or the denying, in whole or in part, of such claim, unless special circumstances require an extension of time for processing the claim. In no event may the extension exceed ninety (90) days (or thirty (30) days if the claim relates to disability) from the end of the initial period. If such an extension is necessary, the claimant will be given a written notice to this effect prior to the expiration of the initial period. The Committee or its designee shall have full discretion to deny

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or grant a claim in whole or in part in accordance with the terms of the Plan. If notice of the denial of a claim is not furnished in accordance with this Section 14.2(a), the claim shall be deemed denied and the claimant shall be permitted to exercise his or her right to review pursuant to Section 14.2(c).

(b)	Action on Claim. The Committee or its designee shall provide to every claimant who is denied a claim for benefits a written notice setting forth, in a manner calculated to be understood by the claimant:

(i)	The specific reason or reasons for the denial;

(ii)	A specific reference to the pertinent Plan provisions on which the denial is based;

(iii)	A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv)	An explanation of the Plan’s claim review procedure.

(c)	Review of Denial. Within sixty (60) days (or one hundred eighty (180) days if the claim relates to disability) after the receipt by a claimant of written notification of the denial (in whole or in part) of a claim, the claimant or the claimant’s duly authorized representative, upon written application to the Committee, delivered in person or by certified mail, postage prepaid, may review pertinent documents and may submit to the Committee, in writing, issues and comments concerning the claim. Upon the Committee’s receipt of a notice of a request for review, the Committee shall make a prompt decision on the review and shall communicate the decision on review in writing to the claimant. The decision on review shall be written in a manner calculated to be understood by the claimant and shall include specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision is based. The decision on review shall be made no later than sixty (60) days (or forty-five (45) days if the claim relates to disability) after the Committee’s receipt of a request for a review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered not later than one hundred twenty (120) days (or ninety (90) days if the claim relates to disability) after receipt of the request for review. If an extension is necessary, the claimant shall be given written notice of the extension by the Committee prior to the expiration of the initial period. If notice of the decision on review is not furnished in accordance with this Section, the claim shall be deemed denied on review. Actions under this Section 14.2(c) shall be taken by the full Committee (excluding any members of the Committee who participated in any decision on the initial claim pursuant to Section 14.2(a).

ARTICLE 13	14

Scripps Executive Deferred Compensation Plan

ARTICLE 14. MISCELLANEOUS PROVISIONS

14.1	LIMITATION OF RIGHTS. Nothing contained in this Plan shall be construed to:

(a)	Limit in any way the right of the Company to terminate an Eligible Employee’s employment at any time; or

(b)	Be evidence of any agreement or understanding, express or implied, that the Company will employ an Eligible Employee in any particular position or at any particular rate of remuneration.

14.2	NONALIENATION OF BENEFITS. No amounts payable under the Plan may be assigned, pledged, mortgaged, or hypothecated, and, to the extent permitted by law, no such amounts shall be subject to legal process or attachment of the payment for any claims against any person entitled to receive the same.

14.3	AMENDMENT OR TERMINATION OF PLAN. Although it is expected that this Plan shall continue indefinitely, the Board may amend this Plan from time to time in any respect, and may at any time terminate the Plan in its entirety; provided, however, that a Participant’s Account as of the date of any such amendment or termination may not be reduced, nor may any such amendment or termination adversely affect a Participant’s entitlement to his/her vested Account as of such date.

14.4	ERISA AND GOVERNING LAW. The Plan is an unfunded deferred compensation plan for a select group of management or highly compensated employees, as defined in Section 201(2) and 401(a)(1) of the Employee Retirement Security Act of 1974, as amended (“ERISA”). As such, the Plan is expressly excluded from all, or substantially all, of the provisions of ERISA, including but not limited to Parts 2 and 3 of Title I thereof. None of the statutory rights and protections conferred on participants by ERISA are conferred under the terms of this Plan, except as expressly noted or required by operation of law. To the extent not superseded by federal law, the laws of the State of Ohio shall control in any and all matters relating to the Plan.

14.5	SEVERABILITY. If any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof; instead, each provision shall be fully severable and the Plan shall be construed and enforced as if the illegal or invalid provision had never been included herein.

IN WITNESS WHEREOF, The E.W. Scripps Company has caused this Agreement to be executed by its duly authorized officer, this          day of             , 2004.

THE E.W. SCRIPPS COMPANY

By:

ARTICLE 14	15